Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS AUGUST U.S. SALES

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o Ford's August U.S. sales totaled 271,394, down 13 percent.
o Ford F-Series posts record August sales of 84,996, up 15 percent.
o Volvo sets August sales record on higher sales of new S40 sedan.
o Ford announces fourth quarter North American production plan.


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DEARBORN,  Mich., Sept. 1 - U.S. customers  purchased or leased 271,394 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in August, down 13 percent compared with a year ago. [Note: Ford sales comparisons are not adjusted for selling days.]

Year-to-date through August, the company's sales were 2.25 million, down 5 percent compared with the same period a year ago.

Ford F-Series, America's best-selling vehicle, posted record August sales of 84,996, up 15 percent from a year ago. August was the twelfth month in a row of higher F-Series sales coinciding with the introduction of the new F-150 model last September. A new Super Duty model, built at Ford's Kentucky Truck Plant in Louisville, is now available at Ford dealer showrooms.

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"The new F-Series Super Duty officially debuts during NFL Kickoff Weekend," said
Jim O'Connor, Ford group vice president, North America Marketing, Sales and Service. "The 2005 model Super Duty is bigger, stronger, smarter and tougher than the previous version and any other product in its class."

Volvo dealers reported record August sales of 12,598, up 6 percent from a year ago. Sales for the new S40 sedan were 2,353, more than double the level of sales for the old model a year ago.


North American Production
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The company plans to build 830,000 vehicles (225,000 cars and 605,000 trucks) in its North American assembly plants in the fourth quarter 2004. In the fourth quarter 2003, the company produced 900,000 vehicles (235,000 cars and 665,000 trucks).

In the third quarter of 2004, the company plans to build 755,000 vehicles (195,000 cars and 560,000 trucks), unchanged from the previously announced plan.

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